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                                                                      EXHIBIT 99


                       HUNTINGTON BANCSHARES INCORPORATED
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (Amounts in thousands, except for ratios)


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
                                                    THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                          JUNE 30                            JUNE 30
                                                --------------------------          --------------------------
                                                  2000              1999              2000              1999
                                                --------          --------          --------          --------
EXCLUDING INTEREST ON DEPOSITS

Income before taxes.......................      $134,560          $155,260          $285,138          $297,242

Fixed charges:
       Interest expense...................        94,477            84,184           186,694           164,050
       Interest factor of rent expense....         3,450             1,609             7,055             4,074
                                                --------          --------          --------          --------

          Total fixed charges.............        97,927            85,793           193,749           168,124
                                                --------          --------          --------          --------

Earnings..................................      $232,487          $241,053          $478,887          $465,366
                                                ========          ========          ========          ========

Fixed charges.............................      $ 97,927          $ 85,793          $193,749          $168,124
                                                ========          ========          ========          ========


RATIO OF EARNINGS TO FIXED CHARGES                 2.37 X            2.81 X            2.47 X            2.77 X


INCLUDING INTEREST ON DEPOSITS

Income before taxes.......................      $134,560          $155,260          $285,138          $297,242

Fixed charges:
       Interest expense...................       286,690           237,352           561,556           473,523
       Interest factor of rent expense....         3,450             1,609             7,055             4,074
                                                --------          --------          --------          --------

          Total fixed charges.............       290,140           238,961           568,611           477,597
                                                --------          --------          --------          --------

Earnings..................................      $424,700          $394,221          $853,749          $774,839
                                                ========          ========          ========          ========

Fixed charges.............................      $290,140          $238,961          $568,611          $477,597
                                                ========          ========          ========          ========


RATIO OF EARNINGS TO FIXED CHARGES                 1.46 X            1.65 X            1.50 X            1.62 X
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